Exhibit 10.14

TRUNITY HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is entered into effective as of December 23, 2013 (the “Grant Date”) between Trunity Holdings, Inc., a Delaware corporation (the “Company”) and Arol Buntzman (the “Optionee”).

1.            Grant of Award. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants Optionee, the right, and option, to purchase from the Company the aggregate number of shares of common stock, $.0001 par value per share, of the Company (“Shares”) set forth below, at the purchase prices indicated below (the “Option”), such Option to be exercised as hereinafter provided. The provisions in this Agreement shall govern Optionee’s rights with respect to the vesting and exercise of the Option. The Option is a non-qualified option under the Internal Revenue Code of 1986, as amended (the “Code”). The amount of Shares, purchase prices and vesting schedules for the Option shall be as follows:

Number of Shares Subject to Option	Applicable Purchase Price	Vesting Schedule
1,000,000	$0.30 per Share	Immediately upon Grant Date
1,000,000	$0.40 per Share	500,000 Shares on March 24, 2014; and 500,000 Shares on September 24, 2014
1,000,000	$0.60 per Share	All on September 24, 2014
1,000,000	$0.70 per Share	500,000 Shares March 24, 2015; and 500,000 Shares vesting in equal monthly increments of 27,777.78 Shares on the 24th day of each month from April 24, 2015 to September 24, 2016

2.            Term of Option. The term of this Option shall be for a period of 10 years from the Grant Date (the “Expiration Date”), subject to the earlier termination of the Option, as set forth in this Agreement.

3.            Exercise of Option.

(a)           The Option may be exercised by Optionee at any time as to vested Shares by submitting a written notice of exercise to the Compensation Committee of the Board of Directors of the Company (the “Committee”) specifying the number of Shares to be purchased, which number shall be at least 100,000 Shares per exercise (unless the number of Shares purchased is the total balance which is then exercisable). Optionee so exercising all or part of this Option shall, at the time of exercise, tender to the Company immediately available funds representing the aggregate option price of the Shares Optionee has elected to purchase.

(b)          The Company will use its best efforts to deliver Certificates for the Shares purchased by Optionee promptly, but in any event the Certificates will be delivered no more than 10 days after the exercise date.

(c)           Prior to its expiration or termination, and except as otherwise provided herein, the Option may be exercised by Optionee, so long as Optionee has maintained continuous employment with the Company or a subsidiary of the Company immediately following the Grant Date, within the vesting schedule set forth in Section 1 above.

4.            Taxes. If, upon the exercise of an Option, there shall be payable by the Company any amount for tax withholding, the Company shall have the right to require Optionee to pay the amount of such taxes immediately, upon notification from the Company, before a certificate for the Shares purchased is delivered to Optionee pursuant to such Option. Furthermore, the Company may elect to deduct such taxes from any other amounts then payable to Optionee in cash or in Shares or from any other amounts payable any time thereafter to Optionee. When, under applicable tax laws, Optionee incurs tax liability in connection with the exercise or vesting of the Option that is subject to tax withholding and Optionee must pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow Optionee to satisfy the minimum tax withholding obligation by electing to have the Company withhold from the Shares to be issued that minimum number of Shares having a fair market value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. Any election by Optionee to have Shares withheld for this purpose must be in writing on a form made in accordance with the requirements established by the Committee for such election, and must be accepted by the Committee.

5.            Transferability.

(a)           The Option may be transferred by will or by the laws of descent and distribution, and by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may not be made subject to execution, attachment or similar process. During the lifetime of Optionee the Option will be exercisable only by Optionee or Optionee’s legal representative and any elections with respect to the Option may be made only by Optionee or Optionee’s legal representative.

(b)           In order to transfer this Option, Optionee must notify the Company in the form of a “Notice of Transfer of Nonqualified Stock Option” (which form may be obtained from the Committee) of such transfer and include the name, address and social security number of the transferee, as well as the relationship of the transferee to Optionee.

6.            Forfeiture of Option Upon Termination of Employment. Unless otherwise provided for in this Agreement, the Option, to the extent not yet exercised or vested, shall be forfeited immediately upon Optionee’s termination of employment with the Company or any of its subsidiaries.

7.            Termination of Optionee’s Employment Without Cause. In the event that Optionee’s employment is terminated without Cause (as defined in Section 8 below) by the Company or Optionee terminates his employment for Good Reason (as defined below), 50% of the unvested portion of the Option shall immediately vest upon such termination and shall be exercisable at any time during the remaining term of the Option through the Expiration Date. All rights with respect to the balance of the unvested portion of the Option shall terminate and such balance of the Option shall be cancelled immediately upon such termination. As used herein, termination for “Good Reason” shall mean, without Optionee’s prior written consent: (i) a material reduction in Optionee’s base salary; or (ii) a material and demonstrable adverse change in the nature and scope of Optionee’s duties. In order to invoke a termination of employment for Good Reason, Optionee must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) or (ii) above within 30 days following Optionee’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during such 30-day period, Optionee must terminate employment, if at all, within 30 days following such cure period in order for such termination of employment to constitute a termination of employment for Good Reason.

8.            Termination of Optionee’s Employment for Cause; Voluntary Termination. If Optionee is terminated for Cause or voluntarily terminates his employment without Good Reason, then all rights with respect to the entire unvested portion of the portion of the Option shall terminate and the unvested portion of the Option shall be cancelled immediately upon such termination. As used herein, termination for “Cause” means termination on the basis of any of the following: (i) Optionee’s conviction of or guilty plea to, a felony or a misdemeanor involving moral turpitude; (ii) a willful refusal by Optionee to comply with the lawful and reasonable instructions of the Company, or to otherwise perform Optionee’s duties as lawfully and reasonably determined by the Company, in each case that is not cured by Optionee (if such refusal is of a type that is capable of being cured) within 15 days of written notice being given to Optionee of such refusal; (iii) any willful and material misconduct or act of dishonesty undertaken by Optionee and intended to result in Optionee’s (or any other person’s) substantial gain or personal enrichment at the expense of the Company or any of its customers, partners, affiliates, or employees; or (iv) any willful act of misconduct by Optionee which is materially injurious, or intended to be materially injurious, to the Company.

9.            Termination Because of Death or Disability. If Optionee is terminated because of death or continuous disability of Optionee of at least 60 days, the Option, to the extent that it is exercisable by Optionee on the date of termination, may be exercised by Optionee (or Optionee’s legal representative) no later than 12 months after the date of termination, but in any event no later than the Expiration Date. At the end of such 12-month period, all rights with respect to any Option that is unexercised shall terminate and the unexercised Option shall be cancelled.

10.          Corporate Transaction. Upon the consummation of a Corporate Transaction (as defined below), any unvested portion of the Option shall immediately vest upon the closing of such Corporate Transaction. As used herein, a “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation, (b) a dissolution or liquidation of the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company), or (e) any other transaction which results in a change in the beneficial ownership of a majority of the Company’s issued and outstanding common stock.

11.          No Obligation to Employ. Optionee is an “at will” employee of the Company, and nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any subsidiary thereof, or limit in any way the right of the Company or any subsidiary thereof to terminate Optionee’s employment or other relationship at any time, with or without Cause.

12.          Acceptance of Award. The Option may not be exercised unless and until the Company has received acceptance by Optionee of the terms and conditions set forth herein.

13.          Administration. The Committee will administer this Agreement and will attempt in good faith to resolve with Optionee any questions, issues or disputes which may arise relating to this Agreement.

14.          Privileges of Stock Ownership. Optionee will not have any of the rights of a stockholder with respect to any Shares until the date of exercise and payment in full for the Shares purchased. After such exercise and payment, Optionee will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

15.          Restrictions on Shares. All certificates for Shares or other securities delivered under this Agreement will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the Securities Exchange Commission or any stock exchange or automated quotation system upon which the Shares may be listed or quoted. The Company will use its commercially reasonable best efforts to include the Shares underlying the Option in its next SEC registration statement.

16.          Securities Law and Other Regulatory Compliance. Notwithstanding any other provision in this Agreement, issuance of certificates for Shares hereunder will be subject to compliance with all applicable state and federal securities laws and regulations.

17.          Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

18.          Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address set forth in the records of the Company or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) at the time of personal delivery, if delivery is in person; (ii) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

19.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

20.          Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware. If any provision of this Agreement is determined by a court of law or arbitration panel to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Miami, Florida, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek injunctive relief in a court of competent jurisdiction.

21.          Acceptance. Optionee has read and understands the terms and provisions hereof, and accepts the Option subject to all the terms and conditions of this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Trunity Holdings, Inc.

By:
Name:	Nicole Fernandez-McGovern
Titile:	Chief Financial Officer

OPTIONEE:

Arol Buntzman